ADMINISTRATION AGREEMENT

THIS AGREEMENT is made as of this 30th day of July, 2014, by and between the ISI Funds listed in Exhibit A hereto (the “Funds”), each an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and International Strategy & Investment, Inc., a Delaware corporation (the “Administrator”).

WHEREAS, the Funds desire the Administrator to provide, and the Administrator is willing to provide administrative and accounting services to the Funds on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Funds and the Administrator hereby agree as follows:

ARTICLE 1.  Retention of the Administrator.  The Funds hereby retain the Administrator to furnish the Funds with accounting, administrative and recordkeeping services as set forth in this Agreement, and the Administrator hereby accepts such employment.

ARTICLE 2.  Administrative and Accounting Services.  The Administrator shall perform or arrange for and supervise the performance by others of the accounting and administrative services necessary for the operation of the Funds.  In performing its duties under this Agreement, the Administrator will act in all material respects in accordance with the Funds’ Registration Statement as amended.  The Administrator shall provide the Funds with all necessary office space, equipment, supplies, personnel, compensation and facilities for providing such services.  The Administrator may sub-contract with third parties to perform certain or all of the services to be performed by the Administrator hereunder; provided, however, that the Administrator shall remain principally responsible to the Funds for the acts and omissions of such other entities.  In meeting its duties hereunder, the Administrator shall have the general authority to do all acts deemed in the Administrator’s good faith belief to be necessary and proper to perform its obligations under this Agreement.

ARTICLE 3.  Allocation of Charges and Expenses.

(A)  The Administrator.  The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement.  The Administrator shall also pay all compensation, if any, of officers of the Funds who are affiliated persons of the Administrator and the fees of any sub-administrator.

(B)  The Sub-Administrator.  The Funds shall assume and pay to the Administrator the cost of the fees paid by the Administrator to any sub-administrator.

(C)  Fund Expenses.  The Funds assume and shall pay or cause to be paid all other expenses of the Funds’ not otherwise allocated in this Agreement, including, without limitation, organizational costs, taxes, expenses for legal and auditing services, the expenses of preparing printing and mailing reports, prospectuses, statements of additional information and proxy solicitation, the costs of custodial services, the cost of registration of the Funds shares under Federal and state securities laws, fees and out-of-pocket expenses of Directors who are not affiliated persons of the Administrator, the costs of Directors’ meetings, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of service providers to the Funds.  The Funds shall reimburse the Administrator for its reasonable out-of-pocket expenses, including all reasonable charges for audit charges, and reasonable copying, postage, telephone, and fax charges incurred by the Administrator in the performance of its duties.

ARTICLE 4.  Compensation of the Administrator.  For the services provided pursuant to this Agreement, the Administrator shall receive an annual fee of .02% of each Fund’s average daily net assets until this Agreement is terminated in accordance with Article 6.  Such compensation shall be accrued, calculated, and paid to the Administrator monthly otherwise the Administrator shall be entitled to charge and/or set-off such amounts against any account of the Funds.  If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator’s compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above.  Payment of the Administrator’s compensation for the preceding month shall be made promptly.

ARTICLE 5.  Standard of Care; Indemnification.  The Administrator shall exercise due care and diligence to ensure the accuracy of all services performed under this Agreement.  The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. (As used in this Article 5, the term “Administrator” shall include officers, employees, sub-administrators and other agents of the Administrator or its affiliates.)  Under no circumstances shall the Administrator be liable to the Funds for consequential, indirect or punitive damages.  So long as the Administrator, or its agents, acts without willful misfeasance, bad faith or negligence in the performance of its duties, and without reckless disregard of its obligations and duties hereunder, the Funds agree to indemnify the Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of the Administrator’s willful misfeasance, bad faith, negligence or reckless disregard of its obligations and duties hereunder.  The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited.  If in any case a party hereunder (the “Indemnifying Party”) is asked to indemnify or hold the other party harmless (the “Indemnified Party”), the Indemnified Party shall promptly notify and advise the Indemnifying Party of the pertinent facts concerning the situation in question, and the Indemnified Party will use all reasonable care to identify and notify the Indemnifying Party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification, but failure to do so shall not affect the rights hereunder.

The Indemnifying Party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision.  If the Indemnifying Party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to the Indemnified Party, whose approval shall not be unreasonably withheld.  In the event that the Indemnifying Party elects to assume the defense of any suit and retain counsel, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it.  If the Indemnifying Party does not elect to assume the defense of a suit, it will reimburse the Indemnified Party for reasonable fees and expenses of any counsel retained by the Indemnified Party.

The Indemnified Party may apply to the Indemnifying Party at any time for instructions and may consult counsel for the Indemnifying Party or the Funds as applicable, or its own counsel and with the Funds’ accountants and other experts, at the Indemnifying Party’s expense, with respect to any matter arising in connection with the Indemnified Party’s duties.  The Indemnified Party shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

Also, the Indemnified Party shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper authorized person or persons.  Nor shall the Indemnified Party be held to have notice of any change of authority of any officers, employee or agent of the Indemnifying Party until receipt of written notice thereof from the Indemnifying Party.

The Administrator is entitled to rely on the price information provided by the underlying funds in which the Funds invest, and brokers in order to calculate the Funds’ net asset value and the Administrator shall not be liable for any valuation errors resulting from the use of such information, provided the Administrator complies with the valuation procedures described in the Registration Statement and adopted by the Funds.

ARTICLE 6.  Duration and Termination of this Agreement.  This Agreement shall become effective on the date set forth above and shall remain in effect for a period of three years, unless terminated earlier by either party.  Thereafter, this Agreement shall be renewed automatically for successive one year periods.  This Agreement may be terminated at any time by either party without penalty upon sixty (60) days written notice.

ARTICLE 7.  Activities of the Administrator.  The services of the Administrator rendered to the Funds are not to be deemed to be exclusive.  The Administrator is free to render such services to others and to have other businesses and interests.

ARTICLE 8.  Certain Records.  The Administrator shall maintain customary records in connection with its duties as specified in this Agreement.  The Administrator may delegate these duties to a sub-contractor, who will primarily responsible for recordkeeping.  Any records required to be maintained and preserved pursuant to the 1940 Act which are prepared or maintained by the Administrator or its delegate, on behalf of the Funds shall be prepared and maintained at the expense of the Administrator or its delegate, but shall be the property of the Funds and will be made available to or surrendered promptly to the Funds on request.

In case of any request or demand for the inspection of such records by another party, the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Funds will indemnify the Administrator against such liability.

ARTICLE 9.  Compliance with Governmental Rules and Regulations.  The Administrator undertakes to comply in all material respects with applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Administrator hereunder. .

ARTICLE 10.  Entire Agreement; Amendments.  This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or proposal with respect to the subject matter hereof.  This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

ARTICLE 11.  Assignment.  This Agreement shall not be assigned by either party without the prior written consent of the other party.

ARTICLE 12.  Notice.  Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, federal express (or substantially similar delivery service), postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice:  if to the Administrator at: Heena Dhruv, ISI Inc., 666 Fifth Avenue, Eleventh Floor, New York, New York, 10103 and if to the Funds, Attention:  Carrie L. Butler, ISI Funds, 666 Fifth Avenue, Eleventh Floor, New York, New York, 10103.

ARTICLE 13.  Equipment Failures.  In the event of equipment failures beyond the Administrator’s control, the Administrator shall take reasonable steps to ensure that any Sub-Administrator can minimize service interruptions but shall have no liability with respect thereto.  The Sub-Administrator shall be required to develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

ARTICLE 14.  Definitions of Certain Terms.  The term “affiliated person,” when used in this Agreement, shall have the meaning specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

ARTICLE 15.  Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof, and the applicable provisions of the 1940 Act.  To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

International Strategy & Investment, Inc.

By:	/s/R. Alan Medaugh
Name:	R. Alan Medaugh
Title:	President

ISI Funds

By:	/s/Carrie L. Butler
Name:	Carrie L. Butler
Title:	Vice President and Secretary

Exhibt A

List of ISI Funds

Total Return U.S. Treasury Fund, Inc.
Managed Municipal Fund, Inc.
North American Government Bond Fund, Inc.
ISI Strategy Fund, Inc.